Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

August 29, 2005

NYMT Securities Corporation

1301 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to NYMT Securities Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of mortgage-backed notes (“Notes”) or mortgage-backed certificates (“Certificates”), issuable in one or more series by separate trusts (each, a “Trust”) to be established by the Company. The Notes will be issued pursuant to the form of indenture, between an owner trust created pursuant to the Owner Trust Agreement (defined herein) and the indenture trustee and the trust administrator to be named therein (the “Indenture”). Certificates will be issued pursuant to the form of trust agreement, among the master servicer and the trust administrator to be named therein, the seller to be named therein and the trustee to be named therein (the “Trust Agreement”).

We have reviewed the originals or copies of (i) the Trust Agreement, including the forms of the Certificates annexed thereto, (ii) the form of trust agreement, between the Company and an owner trustee to be named therein (the “Owner Trust Agreement”), (iii) the Indenture, including the forms of Notes annexed thereto, (iv) the Registration Statement, the prospectus and the related prospectus supplement included therein, and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

ATLANTA    AUSTIN    BANGKOK    BRUSSELS    CHARLOTTE    DALLAS    HONG KONG    KNOXVILLE

LONDON    MCLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    WASHINGTON

www.hunton.com

NYMT Securities Corporation

August 29, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates or the Notes under the laws of any state.

Very truly yours,

/s/ Hunton & Williams LLP

04659/09314

[H&W Tax Opinion re: Adequacy of Prospectus Disclosure]